Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	978-619-1300
Wednesday April 27, 2016		Michael T. Prior
Chief Executive Officer

Justin D. Benincasa
Chief Financial Officer

ATN Reports

First Quarter 2016 Results

First Quarter 2016 Financial Highlights:

•                  Revenues: $89.7 million, up 5%

•                  Adjusted EBITDA(1): $34.1 million, unchanged

•                  Operating income: $15.9 million including $3.7 million of transaction-related charges

•                  Net income attributable to ATN’s stockholders: $6.1 million, or $0.38 per diluted share including transaction-related charges of $3.7 million, or approximately $0.16 per diluted share

•                  Cash flow from operating activities: $28.3 million

Beverly, MA (April 27, 2016) — ATN (NASDAQ: ATNI), today reported results for the first quarter ended March 31, 2016. Unless otherwise indicated, the discussion of the Company’s results is focused on its continuing operations, and comparisons are to the same period in the prior year.  The Company recently announced a change in its segment reporting structure and an unaudited recast of financial information for the last eight quarterly periods can be found in the Company’s Form 8-K filing, dated April 12, 2016.

First Quarter 2016 Financial Results and Business Review

“First quarter results represented the continued execution of our strategic growth plan,” said Michael Prior, Chief Executive Officer.  “As expected, consolidated revenue and EBITDA results were affected by the ongoing transition of our U.S. wholesale wireless business to a long term, alternative outsourced model. The revenue impact of this transition was partially offset by growth in rural retail wireless within our wholesale network footprint, and wireline gains in our International Telecom segment. We reported modestly higher year-on-year adjusted EBITDA improvement in each of our business segments.  Transaction-related expenses, mainly related to renewables, reduced both operating and net income.

“We continue to advance in expanding the scope of our operations and investing our balance sheet to increase returns.  This quarter, however, largely reflects the cost of those activities with the benefits expected in future periods as the planned investments move forward.

“We are working diligently on securing the necessary regulatory approvals for the two pending telecom acquisitions we announced last year, and expect to complete the Bermuda transaction shortly.

“In April, our subsidiary Ahana Renewables completed the purchase of the development business of Armstrong Energy Global, a developer and owner of solar farms in India. Together with Armstrong, we have established Vibrant Energy, which will oversee the development, construction and operations of photovoltaic solar projects in Southern India.  We currently expect Vibrant Energy to have 20 - 25 MW on line and generating revenue by early in the fourth quarter of this year, 45 MW by January 2017, and we are targeting the development of at least 250MW in solar energy projects in that market through the end of 2018,” concluded Mr. Prior.

First quarter 2016 revenues were $89.7 million, a 5% increase from the $85.3 million reported for the first quarter of 2015.  This was the result of a 9% increase in our U.S. Telecom segment revenues, a 1% increase in International Telecom segment revenues and a 6% increase in Renewable Energy segment revenues.

Adjusted EBITDA(1) for the first quarter was $34.1 million, which was flat to the prior year.  First quarter Adjusted EBITDA(1) for U.S. Telecom increased 1% over the prior year. International Telecom Adjusted EBITDA(1) increased 8% over the prior year, and Adjusted EBITDA(1) for Renewable Energy increased 8% over the prior year.  Offsetting individual segment gains were incremental overhead costs incurred in preparation for the pending acquisitions.

Operating income for the first quarter was $15.9 million, down 17% compared to last year’s $19.2 million in the same period.  Operating income for this period was negatively impacted by $3.7 million of transaction-related charges incurred this quarter, most of which stem from our investment activities in India.  We expect high transaction-related charges to continue in the current quarter. In the second quarter of 2016 we expect transaction related charges of $7.5 million to $9.0 million, reflecting the accounting treatment of certain elements of the India purchase, as well as banker fees related to any telecom acquisitions that close.

Net income attributable to ATN’s stockholders for the first quarter was $6.1 million or $0.38 per diluted share, a significant increase over the prior year due to the Q1 2015 $19.9 million loss related to the deconsolidation of the non-controlling interest from the sale of our holdings in Turks and Caicos.

First Quarter 2016 Operating Highlights

The Company has three reportable segments: (i) U.S. Telecom; (ii) International Telecom; and (iii) Renewable Energy, consistent with how management views the structure and manages business operations in 2016.

U.S. Telecom

U.S. Telecom revenues consist of wireless revenues from our voice and data wholesale roaming operations and our smaller retail operations in the southwestern U.S. states and wireline revenues from our wholesale transport operations in the Northeastern United States.  Total U.S. Telecom segment revenues were $46.2 million in the first quarter of 2016, a 9% increase from the $42.4 million reported in the first quarter of 2015.  Wireless revenues, which represented 85% of this segment’s revenues for both the first quarter of 2016 and 2015, increased by 10% in the first quarter of 2016 compared with the first quarter of 2015.  This increase

(1)  See Table 4 for reconciliation of Net Income to Adjusted EBITDA.

was the result of increased wholesale roaming revenues due to growth in data traffic volumes partially offset by rate declines, network expansions and increased wireless revenues in our retail operations.  Wireline revenues in the U.S. Telecom segment were $6.0 million and flat to the prior year.  The Company ended the first quarter of 2016 with 883 domestic base stations in service compared to 836 at the end of last year’s first quarter.

U.S. Telecom Adjusted EBITDA(1) of $22.4 million in the first quarter of 2016 represented a 1% increase over the prior year $22.3 million.  Current year revenue increases in this segment were partially offset by increases in roaming costs and other direct expenses associated with our wireless retail operations.  In addition, the prior year benefited from expense offsets related to a transition services agreement associated with the sale of a subsidiary.

For full year 2016, we reaffirm our expectation that U.S. wireless business revenues will range from $140 million to $150 million and that Adjusted EBITDA(1) margins will be 50% to 55%. Adjusted for the new reporting segments that became effective in 2016, this is equivalent to revenue guidance for U.S. Telecom of $165 million to $175 million and mid-40s% Adjusted EBITDA(1) margins.

International Telecom

International Telecom revenues consist of wireline revenues from our operations in the Caribbean and retail and wholesale voice and data wireless revenues from operations in Bermuda and the Caribbean including the USVI. International Telecom revenues were $37.9 million in the first quarter of 2016, a 1% increase from the $37.7 million reported in the first quarter of 2015.  The increase was due to growth in wireline broadband revenues partially offset by a decline in wireless revenues due to the sale of the Turks and Caicos operations at the end of the first quarter of 2015.

International Telecom Adjusted EBITDA(1) of $14.1 million in the first quarter increased 8% from $13.1 million in the prior year.  The increase in Adjusted EBITDA(1) reflects economies of scale benefits, expense efficiencies realized in some smaller operations, and the benefit from the sale of our Turks and Caicos operations at the end of the first quarter of 2015.

Renewable Energy

Renewable energy segment revenues are generated principally by the sale of energy and solar renewable energy credits from our 28 commercial solar projects in the United States.  For the first quarter of 2016, revenues from our renewable energy business were $5.6 million, up 6% from the $5.3 million in the prior year mostly due to the impact of heavy snowfall in Massachusetts on last year’s energy production.

Reportable Operating Segments

Financial data on our reportable operating segments for the three months ended March 31, 2016 and 2015 are as follows (in thousands):

For the three months ended March 31, 2016:

	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Revenue
Wireless	$39,464	$19,414	$—	$—	$58,878
Wireline	6,046	16,399	—	—	22,445
Renewable Energy	—	—	5,589	—	5,589
Equipment and Other	688	2,086	—	—	2,774
Total Revenue	$46,198	$37,899	$5,589	$—	$89,686

Adjusted EBITDA	22,400	14,078	4,242	(6,618)	34,102

Operating Income (Loss)	16,746	7,737	63	(8,653)	15,893

For the three months ended March 31, 2015:

	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Revenue
Wireless	$35,843	$21,172	$—	$—	$57,015
Wireline	5,993	14,600	—	—	20,593
Renewable Energy	—	—	5,289	—	5,289
Equipment and Other	540	1,907	—	—	2,447
Total Revenue	$42,376	$37,679	$5,289	$—	$85,344

Adjusted EBITDA	22,278	13,090	3,917	(5,204)	34,081

Operating Income (Loss)	16,775	6,179	2,652	(6,455)	19,151

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at March 31, 2016 were $391.1 million.  In addition, the Company held $5.6 million of restricted cash primarily related to our renewable energy business.  Net cash provided by operating activities was $28.3 million for the first quarter of 2016, compared with net cash provided by operating activities of $35.5 million for the first quarter of 2015.  The decrease was due to legal and other transaction related expenses in the first quarter of 2016 and current year changes in working capital.  Capital expenditures were $16.4 million for the first quarter of 2016, and the Company expects full year 2016 capital expenditures for the telecom businesses to be in the range of $65 million to $75 million and in addition, capital expenditures for Renewable Energy to be in the range of $40 million to $50 million.

Conference Call Information

ATN will host a conference call on Thursday, April 28, 2016 at 9:30 a.m. Eastern Time (ET) to discuss its first quarter 2016 results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 91134710. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on Thursday, April 28, 2016.

About ATN

ATN (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in select locations in the United States.

Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services, (ii) provide distributed solar electric power to corporate, utility and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, revenues, and the future growth and retention of our subscriber base and consumer demand for solar power; (2) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables business; (3) economic, political and other risks facing our operations; (4) our ability to maintain favorable roaming arrangements; (5) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address rapid and significant technological changes in the telecommunications industry; (6) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (7) our ability to find investment or acquisition or disposition opportunities that fit our strategic goals for the Company; (8) increased competition; (9) our ability to operate in the renewable energy industry; (10) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (11) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (12) the occurrence of weather events and natural catastrophes; (13) our continued access to capital and credit markets; (14) our ability to realize the value that we believe exists in our businesses; and (15) our ability to receive requisite regulatory consents and approvals and satisfy other conditions needed to complete our proposed acquisitions. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016 and the other reports we file from time to time with the SEC.  The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented an Adjusted EBITDA measure and a net income measure exclusive of the results of loss on the deconsolidation of subsidiaries. Adjusted EBITDA is defined as net income attributable to ATN stockholders before income from discontinued operations, gain on disposal of discontinued operations, interest, taxes, depreciation and amortization, transaction-related charges, other income or expense, and net income attributable to non-controlling interests. Net income attributable to ATN stockholders excluding loss on deconsolidation of subsidiary and the related earnings per diluted share is defined as net income attributable to ATN stockholders less the loss and tax impact of the deconsolidation of the subsidiary.  The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company’s core operating results and enhances comparing such performance with prior periods. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with

GAAP. Reconciliations of these non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	March 31,	December 31,
	2016	2015
Assets:
Cash and cash equivalents	$391,102	$392,045
Restricted cash	846	824
Other current assets	86,772	75,623

Total current assets	478,720	468,492

Long-term restricted cash	4,802	5,477
Property, plant and equipment, net	375,295	373,503
Goodwill and other intangible assets, net	89,820	90,043
Other assets	9,376	7,489

Total assets	$958,013	$945,004

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$6,341	$6,284
Taxes payable	12,881	9,181
Other current liabilities	68,262	68,890

Total current liabilities	87,484	84,355

Long-term debt, net of current portion	$24,983	$26,575
Deferred income taxes	45,406	45,406
Other long-term liabilities	35,909	26,944

Total long-term liabilities	106,298	98,925

Total liabilities	193,782	183,280

Total Atlantic Tele-Network, Inc.’s stockholders’ equity	681,218	680,299
Non-controlling interests	83,013	81,425

Total equity	764,231	761,724

Total liabilities and stockholders’ equity	$958,013	$945,004

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Wireless	$58,878	$57,015
Wireline	22,445	20,593
Renewable energy	5,589	5,289
Equipment and other	2,774	2,447
Total revenue	89,686	85,344

Operating expenses:
Termination and access fees	20,913	20,197
Engineering and operations	9,837	7,656
Sales, marketing and customer service	5,154	5,261
Equipment expense	3,259	3,828
General and administrative	16,421	14,321
Transaction-related charges	3,655	179
Depreciation and amortization	14,554	14,751

Total operating expenses	73,793	66,193

Operating income	15,893	19,151

Other income (expense):
Interest expense, net	(478)	(614)
Loss on deconsolidation of subsidiary	—	(19,937)
Other income	14	32
Other expense, net	(464)	(20,519)

Income (loss) from continuing operations before income taxes	15,429	(1,368)
Income tax expense (benefit)	4,631	(486)
Net income (loss) from continuing operations	10,798	(882)

Income from discontinued operations, net of tax	—	390

Net income (loss)	10,798	(492)

Net income attributable to non-controlling interests, net	(4,678)	(2,777)

Net income (loss) attributable to Atlantic Tele-Network, Inc. stockholders	$6,120	$(3,269)

Basic net income (loss) per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income from continuing operations	$0.38	$(0.23)
Income from discontinued operations	—	0.02
Net income	$0.38	$(0.21)

Diluted net income (loss) per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income from continuing operations	$0.38	$(0.23)
Income from discontinued operations	—	0.02
Net income	$0.38	$(0.21)

Weighted average common shares outstanding:
Basic	16,092	15,939
Diluted	16,198	15,939

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Three Months Ended March 31,
	2016	2015

Net income (loss)	$10,798	$(492)
Depreciation and amortization	14,554	14,751
Loss on deconsolidation of business	—	19,937
Change in prepaid and accrued income taxes	4,363	5,952
Change in other operating assets and liabilities	(3,304)	(6,546)
Other	1,918	1,263

Net cash provided by operating activities of continuing operations	28,329	34,865
Net cash provided by operating activities of discontinued operations	—	589
Net cash provided by operating activities	28,329	35,454

Capital expenditures	(16,445)	(13,812)
Acquisition of business, net of acquired cash of $6,571	—	(2,600)
Net proceeds from sale of assets	—	5,873
Purchase of securities	(2,000)	—
Change in restricted cash	653	39,635

Net cash provided by (used in) investing activities	(17,792)	29,096

Dividends paid on common stock	(5,145)	(4,618)
Distributions to non-controlling interests	(3,036)	(3,066)
Other	(3,299)	(2,749)

Net cash used in financing activities	(11,480)	(10,433)

Net change in cash and cash equivalents	(943)	54,117

Cash and cash equivalents, beginning of period	392,045	326,216

Cash and cash equivalents, end of period	$391,102	$380,333

Table 4

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended March 31, 2016 and 2015

Three Months Ended March 31, 2016

	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders					$6,120
Net income attributable to non-controlling interests, net of tax					4,678
Income tax expense					4,631
Other income					(14)
Interest expense, net					478
Operating income (loss)	$16,746	$7,737	$63	$(8,653)	$15,893
Depreciation and amortization	5,654	6,341	1,207	1,352	14,554
Transaction-related charges	—	—	2,972	683	3,655
Adjusted EBITDA	$22,400	$14,078	$4,242	$(6,618)	$34,102

Three Months Ended March 31, 2015

	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Net loss attributable to Atlantic Tele-Network, Inc. stockholders					$(3,269)
Net income attributable to non-controlling interests, net of tax					2,777
Income tax benefit					(486)
Other income					(32)
Income from discontinued operations, net of tax					(390)
Loss on deconsolidation of subsidiary					19,937
Interest expense, net					614
Operating income (loss)	$16,775	$6,179	$2,652	$(6,455)	$19,151
Depreciation and amortization	5,503	6,911	1,204	1,133	14,751
Transaction-related charges	—	—	61	118	179
Adjusted EBITDA	$22,278	$13,090	$3,917	$(5,204)	$34,081

Table 5

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders and Earnings Per Share to Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders Excluding Loss on Deconsolidation of Subsidiary and Diluted Earnings Per Share for the Three Months Ended March 31, 2016 and 2015

Three Months Ended March 31, 2016

Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$6,120

Adjustments: None	—

Net income attributable to Atlantic Tele-Network, Inc. stockholders excluding loss on deconsolidation of subsidiary	$6,120

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder	$0.38

Adjustments: None	—

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder excluding loss on deconsolidation of subsidiary	$0.38

Three Months Ended March 31, 2015

Total

Net loss attributable to Atlantic Tele-Network, Inc. stockholders	$(3,269)

Loss on deconsolidation of subsidiary	19,937

Income tax expense adjustment	—

Net income attributable to Atlantic Tele-Network, Inc. stockholders excluding loss on deconsolidation of subsidiary	$16,668

Diluted net loss per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder	$(0.21)

Adjustments: loss on deconsolidation of subsidiary	1.25

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder excluding loss on deconsolidation of subsidiary	$1.04